MICHAEL T. STUDER CPA P. C.
18 East Sunrise Highway
Freeport, NY 11520
Phone: (516) 378-1000
Fax: (516) 546-6220

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors VoiceServe, Inc.

I consent to the use in Form SB-2 of my report dated July 5. 2007 (except as to note 10, which is as of October 3, 2007) included therein relating to the consolidated financial statements of VoiceServe, Inc. and subsidiary as of March 31, 2007 and 2006 and for the years then ended. I also consent to the reference to the firm under the heading "Interests of Named Experts and Counsel" in this registration statement.

                                                                                    /s/Michael T. Studer CPA P.C.
                                                                                         Michael T. Studer CPA P.C.
 Freeport, New York
 October 3, 2007